EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (No. 333-265775) on Form S-8 of Scientific Industries, Inc.
(2)	Amendment No. 1 to the Registration Statement (No. 333-265281) on Form S-1 of Scientific Industries, Inc.
(3)	Amendment No.1 to the Registration Statement (No. 333-258468) on Form S-1 of Scientific Industries, Inc.
(4)	Registration Statement (No. 333-254277) on Form S-8 of Scientific Industries, Inc.
(5)	Registration Statement (No. 333-278009) on Form S-1 of Scientific Industries, Inc

of our report dated September 28, 2022, related to our audit of the consolidated financial statements of Scientific Industries, Inc. and Subsidiaries as of June 30, 2022 and for the year ended June 30, 2022, which report appears in this Annual Report on Form 10-K.

/s/ Nussbaum Berg Klein & Wolpow, CPAs LLP

 Melville, New York

Date: March 29, 2024